EXHIBIT 99.1

Applied Industrial Technologies Reports
Record Sales and Earnings for Fiscal 2012

•	Fiscal 2012 earnings per share up 13.4% on 7.3% sales gain

•	Fourth quarter earnings per share up 15.4% on 5.1% sales gain

CLEVELAND, OHIO (August 9, 2012) - Applied Industrial Technologies (NYSE: AIT) today reported results for its fourth quarter and fiscal 2012 year ended June 30, 2012.

Fiscal 2012 full-year sales were a record $2.4 billion, up 7.3% from fiscal 2011 sales of $2.2 billion. Net income for the year increased to a record $108.8 million, or $2.54 per share, compared with $96.8 million, or $2.24 per share, in fiscal 2011.

Net sales for the fourth quarter were $620.0 million, up 5.1% from $589.9 million for the comparable period a year ago. Net income for the quarter was $32.0 million, or $0.75 per share, compared with last year's fourth quarter earnings of $28.3 million, or $0.65 per share.

Commenting on results, Applied's Chief Executive Officer Neil A. Schrimsher said, “We had a record fiscal year in 2012, with strong results across the Company. We translated a 7% sales gain into strong earnings growth and cash flow, continuing our sound operating discipline and focus on operational excellence. We are pleased with the operating margin achievement of 7.1% for the year, especially when considering our ERP investment and when compared with 6.8% last year.

“We were active on the acquisition front during the year, completing three strategic acquisitions in Eastern Canada. In addition, and subsequent to our fiscal year end, we finalized the purchase of SKF Distribution in Australia and New Zealand as announced last week. We are moving ahead quickly on integrating these businesses into Applied and executing our growth strategy for these markets.

“As a leadership team, we have developed a long-range strategic plan to accelerate profitable growth with a focus on expanding our value-add, extending our reach, and enhancing our technology to better serve our customers. Implementation of the plan is underway -- supported by a company-wide commitment to realizing our full potential and generating increased shareholder value.

“Nearer term, we remain optimistic about the industrial economic environment and our ability to execute our strategic plan in the new fiscal year. For fiscal 2013, we are forecasting earnings per share of $2.90 to $3.05. This guidance assumes full-year revenue growth of 9 to 13 percent, including the SKF Distribution acquisition.”

During the quarter, the Company purchased 333,100 shares of its common stock in open market transactions for $12.0 million. For the full fiscal year, purchases totaled 997,200 shares for $31.0 million. At June 30, 2012, the Company had remaining authorization to purchase 1,142,800 additional shares.

Applied will host its quarterly conference call for investors and analysts at 4 p.m. ET, today. The call will be conducted by CEO Neil A. Schrimsher, President & COO Benjamin J. Mondics, and Vice President & CFO Mark O. Eisele. To join the call, dial 1-800-927-0469 or 1-847-944-7323 (for International callers) prior to the scheduled start using passcode 32873463. A live audio webcast can be accessed online at www.Applied.com. A replay of the call will be available for two weeks by dialing 1-888-843-7419 or 1-630-652-3042 (International) using passcode 32873463.

With approximately 500 facilities and 4,900 employee associates, Applied Industrial Technologies is a leading industrial distributor that offers more than four million parts to serve the needs of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. Applied can be visited on the Internet at www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as "forecast," “guidance,” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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For investor relations information, contact Mark O. Eisele, Vice President - Chief Financial Officer, at 216-426-4417. For corporate information, contact Julie A. Kho, Manager - Public Relations, at 216-426-4483.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2012	2011
Net Sales	$620,013	$589,861	$2,375,445	$2,212,849
Cost of sales	447,327	420,718	1,720,973	1,599,739
Gross Profit	172,686	169,143	654,472	613,110
Selling, distribution and administrative,
including depreciation	122,912	124,528	486,077	462,347
Operating Income	49,774	44,615	168,395	150,763
Interest (income) expense, net	(120)	34	(9)	1,668
Other expense (income), net	755	(384)	1,578	(3,793)
Income Before Income Taxes	49,139	44,965	166,826	152,888
Income Tax Expense	17,095	16,690	58,047	56,129
Net Income	$32,044	$28,275	$108,779	$96,759
Net Income Per Share - Basic	$0.76	$0.67	$2.58	$2.28
Net Income Per Share - Diluted	$0.75	$0.65	$2.54	$2.24
Average Shares Outstanding - Basic	42,084	42,504	42,139	42,433
Average Shares Outstanding - Diluted	42,699	43,267	42,823	43,254

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

During the June 30, 2012 quarter, the Company recorded overall LIFO benefits of $0.6 million and the LIFO reserves were reduced by the same amount. These reductions resulted from LIFO layer liquidation benefits of $3.4 million from certain inventory quantity levels decreasing. If inventory levels had remained constant, additional LIFO expense in the amount of the layer liquidation benefit would have been recorded. Overall LIFO expense for all of fiscal 2012 was $7.1 million, which is net of the $3.4 million of LIFO layer liquidation benefits.

In the prior year, overall LIFO benefits in the quarter and twelve months ended June 30, 2011 were $2.8 million and $5.3 million, respectively, and LIFO reserves were reduced by the same amount. These reductions resulted from some effective supplier price decreases in the first half of our fiscal year as well as LIFO layer liquidation benefits (of $9.6 million for the quarter and $12.3 million for the year) from certain inventory quantity levels decreasing. If inventory levels had remained constant, additional LIFO expense in the amount of the layer liquidation would have been recorded.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30,	June 30,
	2012	2011

Assets
Cash and cash equivalents	$78,442	$91,092
Accounts receivable, less allowances of $8,332 and $7,016	307,043	290,751
Inventories	228,506	204,066
Other current assets	51,771	33,005
Total current assets	665,762	618,914
Property, net	83,103	69,014
Intangibles, net	84,840	89,551
Goodwill	83,080	76,981
Other assets	45,398	60,471
Total Assets	$962,183	$914,931

Liabilities
Accounts payable	$120,890	$108,509
Other accrued liabilities	109,279	106,179
Total current liabilities	230,169	214,688
Other liabilities	59,883	66,680
Total Liabilities	290,052	281,368
Shareholders' Equity	672,131	633,563
Total Liabilities and Shareholders' Equity	$962,183	$914,931

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Twelve Months Ended
	June 30,
	2012	2011

Cash Flows from Operating Activities
Net income	$108,779	$96,759
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	11,236	11,234
Amortization of intangibles	11,465	11,382
Amortization of stock appreciation rights and options	2,058	2,473
Gain on sale of property	(627)	(765)
Other share-based compensation expense	4,592	3,379
Changes in assets and liabilities, net of acquisitions	(60,935)	(54,433)
Other, net	13,854	6,813
Net Cash provided by Operating Activities	90,422	76,842
Cash Flows from Investing Activities
Property purchases	(26,021)	(20,431)
Proceeds from property sales	1,258	1,326
Net cash paid for acquisition of businesses, net of cash acquired	(14,671)	(30,504)
Other		1,722
Net Cash used in Investing Activities	(39,434)	(47,887)
Cash Flows from Financing Activities
Repayments under revolving credit facility		(50,000)
Long-term debt repayment		(25,000)
Settlements of cross-currency swap agreements		(12,752)
Purchase of treasury shares	(31,032)	(6,085)
Dividends paid	(33,800)	(29,751)
Excess tax benefits from share-based compensation	3,695	6,404
Exercise of stock appreciation rights and options	321	661
Net Cash used in Financing Activities	(60,816)	(116,523)
Effect of Exchange Rate Changes on Cash	(2,822)	2,883
Decrease in cash and cash equivalents	(12,650)	(84,685)
Cash and cash equivalents at beginning of period	91,092	175,777
Cash and Cash Equivalents at End of Period	$78,442	$91,092